Exhibit 99.2
JAMES E. GOODWIN
Interim President and Chief Executive Officer
August 6, 2008
Dear Federal Signal Employee:
As you may have seen, Warren B. Kanders, one of Federal Signal’s shareholders and a former candidate who is no longer a part of the CEO search process, issued a press release yesterday calling for our chairman Jim Janning’s resignation and containing further inaccuracies regarding our Company. We feel it is important to correct the record, particularly with you, our employees.
Jim Janning has provided critical leadership to Federal Signal since being named chairman in 2003; many of you have met him as he has visited a number of our operations. I speak on behalf of all the board members in thanking him for his valuable contributions over the past four years. We unanimously support Mr. Janning in his position.
While our most recent communication to you on Friday, August 1st addresses many of Mr. Kanders’ baseless accusations, we wanted to take this opportunity to directly address some additional points that were not covered in our previous letter.
Mr. Kanders conveniently selects and mischaracterizes the recent amendments made to Federal Signal’s bylaws. Like all publicly traded companies, our board of directors reviews the Company’s policies and procedures from time to time. In light of some significant developments in applicable statutes, regulations and court rulings, we felt that the time was right to undertake a wholesale review of our bylaws. Let there be no misunderstanding — Federal Signal’s bylaws, including the recent amendments to the default date of the Company’s annual meeting of stockholders (the last possible date to hold the annual meeting) and the advance notice provisions, are customary and comply fully with Delaware corporate law and the regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.
Federal Signal’s Amended and Restated Bylaws are publicly available and can be found as an exhibit to the Company’s most recent Form 10-Q, which was filed with the SEC on July 28, 2008. We strongly encourage you to read the amended bylaws in full at the SEC’s website: www.sec.gov or the Investor Relations section of the Company’s website under “SEC Filings.”
While we believe Mr. Kanders’ publicity campaign is counterproductive and inappropriate, we are always interested in hearing ideas from our shareholders. In fact, in a number of communications, we invited Mr. Kanders to discuss his ideas about Federal Signal. To date, Mr. Kanders has not contacted us to arrange such a meeting.

1415 WEST 22nd STREET • OAK BROOK, ILLINOIS 60523 • PHONE (630) 954-2000

August 6, 2008

Federal Signal’s employees are this Company’s most valuable assets. On behalf of our board and management team, I want to thank you for your continued support and the hard work that takes place each day to make Federal Signal a great company.
Sincerely,
Jim Goodwin
Interim President and Chief Executive Officer